Exhibit 99.1

Cellectar Biosciences Announces Two Peer Reviewed Studies Demonstrating the Capabilities of the PDC Platform

Nature Reviews Clinical Oncology Online Publication and Oral Presentation at Academic Surgical Congress Further Demonstrate the Potential of PDC Delivery

Madison, Wisc, (January 31, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused, clinical stage biotechnology company, today announces the advance online publication of an article in Nature Reviews Clinical Oncology. In addition, the company anticipates an oral presentation on its drug delivery platform at the Academic Surgical Congress on February 8, 2017, at the Encore Hotel, Las Vegas. Each publication increases our understanding regarding the unique tumor targeting ability of the company’s phospholipid drug conjugates (PDCs) with fluorescent payloads.

The Nature Reviews Clinical Oncology article, titled “Beyond the Margins: Real-Time Detection of Cancer Using Targeted Fluorophores,” evaluates the current use of fluorescent molecules in cancer diagnostics and fluorescence-guided surgical resection of tumors. It focuses on the need for the use of targeted delivery of fluorescent molecules to malignant tissue. Specifically, it highlights near-infrared fluorescent molecules such as CLR 1502 in order to provide clear margins between healthy tissue and tumor tissue, thereby potentially improving patient outcomes post-surgical resection.

During the Academic Surgical Conference, John S. Kuo, M.D., Ph.D., associate professor, Neurosurgery, University of Wisconsin-Madison School of Medicine and Public Health, will discuss abstract #ASC20171140 titled “Effects of Intralipid on Serum Partitioning of Cancer-targeting Alkylphosphocholine Analogs.” The presentation will take place during the “Basic Science: Oncology 1 Quickshot” session at 2:30 PM PT in the Encore Hotel’s Beethoven Room 1. Dr. Kou’s presentation will demonstrate how changes in plasma lipid concentrations can alter the protein binding of PDC molecules and potentially result in more rapid and increased delivery of PDCs like CLR 1501 and CLR 1502 to malignant tissue.

“The peer reviewed data in these two reports contribute to our understanding of the PDC delivery platform; particularly, the potential clinical utility of our imaging assets,” said Jim Caruso, president and CEO of Cellectar Biosciences. “These two prestigious venues provide additional validation of the unique potential and varied utility of our platform.”

About Phospholipid Drug Conjugates (PDCs)
Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in more than 80 different xenograft models of cancer.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

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